SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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[ ]	Preliminary information statement	[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d) (2)).

[X]	Definitive information statement

Ivy Funds
(Name of Registrant as Specified in Its Charter)

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IVY FUNDS
Macquarie Global Allocation Fund
(formerly, Delaware Ivy Wilshire Global Allocation Fund)

100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of Ivy Funds (the “Trust”) to inform shareholders of Macquarie Global Allocation Fund (the “Fund”) about recent changes related to the Fund’s sub-advisory arrangement.  The changes were approved by the Board on the recommendation of the Fund’s investment manager, Delaware Management Company (“DMC” or the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

A Notice of Internet Availability of Information Statement relating to this Information Statement (“Notice”) was mailed beginning on or about October 30, 2024 to shareholders of record of the Fund as of October 28, 2024 (the “Record Date”).  The Information Statement is being made available on the Fund’s website at delawarefunds.com/literature on or about October 30, 2024 until at least January 31, 2025. A paper or e-mail copy of the Information Statement may be obtained, without charge, by contacting your financial intermediary or calling 800 523-1918.

INTRODUCTION

Pursuant to “manager of managers” authority, the Manager, subject to approval by the Board, is permitted to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of the fund. In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain affiliates requested and received an exemptive order from the SEC on January 17, 2017 (the “SEC Order”).  The SEC Order exempts the Manager, the Trust and other affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new sub-advisors and approve new sub-advisory agreements on behalf of the Trust without shareholder approval.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors to the Board.

Consistent with the terms of the SEC Order, at a meeting held on August 13-15, 2024 (the “Meeting”), the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”), approved (i) the termination of Wilshire Advisors LLC (“Wilshire”), the former sub-advisor to the Fund; and (ii) the transition of day-to-day management of the Fund to the global multi-asset team (“Global Multi-Asset team”). In order to facilitate the Global Multi-Asset team’s management of the Fund, the Board, including a majority of the Independent Trustees, approved the sub-advisor, Macquarie Investment Management Austria Kapitalanlage AG (“MIMAK” or the “Sub-Advisor”), in order to permit MIMAK to provide sub-advisory services to the Fund beginning on or about October 30, 2024, and approved a new sub-advisory agreement between DMC and MIMAK (the “Sub-Advisory Agreement”). MIMAK is an affiliate of the Manager.

Wilshire ceased serving as a sub-advisor to the Fund on or about October 30, 2024 and Wilshire’s sub-advisory agreement has been terminated. The decision to terminate the sub-advisory agreement with Wilshire and transition day-to-day management of the Fund to the Global Multi-Asset team was based upon certain factors, including but not limited to, the belief that the Fund would benefit from potential asset retention or increased flows by replacing Wilshire and adding MIMAK, which has a proven track record of success managing multi-asset portfolios. Furthermore, MIMAK, as an affiliated advisor, provides a sense of familiarity and accessibility that is not currently available with an external sub-advisor.

The Global Multi-Asset team consists of personnel across multiple jurisdictions, including a US-based portfolio manager who provide services under DMC, as well as portfolio managers located in Austria (MIMAK).

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that, within ninety (90) days of hiring a new sub-advisor, modifying the terms and conditions of a sub-advisory agreement, or approving a new sub-advisory agreement with a sub-advisor, the affected fund will notify the shareholders of the fund of the changes. The Notice provides such notice of the changes, and this Information Statement presents additional details regarding MIMAK and the Sub-Advisory Agreement.

THE INVESTMENT MANAGER

The Manager is located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, and is a series of Macquarie Investment Management Business Trust, which is an indirect subsidiary of Macquarie Management Holdings, Inc. (“MMHI”), which in turn is an indirect subsidiary, and subject to the ultimate control, of Macquarie Group Limited (“Macquarie”).  The Manager is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended.

The Manager provides investment advisory services to the Fund pursuant to an investment management agreement dated April 30, 2021, between the Manager and the Trust (the “Management Agreement”).  The Management Agreement was most recently renewed by the Board, including a majority of the Independent Trustees, at a meeting on August 13-15, 2024. The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes regular reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Board, to select and contract with one or more investment sub-advisors, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and disposition of investments, securities and cash held by the Fund. The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of the Fund’s assets among one or more current or additional sub-advisors, and to monitor the sub-advisors’ compliance with the Fund’s investment objective(s), policies, and restrictions. Under the Management Agreement, the Trust will bear the expenses of conducting its business. In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors, or employees of the Manager or its affiliates.

For these services, the Fund pays the Manager a fee calculated at an annual rate that is calculated daily and paid monthly at the following annual rates as a percentage of average daily net assets:

For the Private Equity Segment: 0.70% of net assets of this segment up to $1 billion; 0.65% of net assets of this segment over $1 billion and up to $2 billion; 0.60% of net assets of this segment over $2 billion and up to $3 billion; and 0.55% of net assets of this segment over $3 billion.

For the Multi-Asset Segment, the Fund’s cash on hand and all other Fund assets other than the Private Equity Segment: 0.06% of net assets of this segment up to $500 million; 0.05% of net assets of this segment over $500 million and up to $1 billion; 0.04% of net assets of this segment over $1 billion and up to $2 billion; and 0.03% of net assets of this segment over $2 billion.

The Manager received the following advisory fees, after any applicable waivers, from the Fund for the fiscal year ended June 30, 2024: $329,073 earned; $329,073 paid; and $0 waived.

The key executives of the Manager and their principal occupations are: Shawn K. Lytle, President/Chief Executive Officer; David F. Connor, Senior Vice President/General Counsel/Secretary; Richard Salus, Senior Vice President/Chief Financial Officer; Michael F. Capuzzi, Senior Vice President/US Chief Operating Officer; and Marty Wolin, Senior Vice President/Chief Compliance Officer.  The address of each person listed is 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354. Shawn K. Lytle is also a Trustee for the Fund.

THE SUB-ADVISOR

Macquarie Investment Management Austria Kapitalanlage AG. MIMAK, located at Kaerntner Strasse 28, 1010 Vienna, Austria, is an affiliate of DMC and a part of Macquarie Asset Management (“MAM”). MAM is the marketing name for certain companies comprising the asset management division of Macquarie. As of June 30, 2024, MAM managed more than $610.3 billion in assets for institutional and individual clients.

Although MIMAK serves as a sub-advisor for the Fund, DMC has ultimate responsibility for all investment advisory services.  In addition to MIMAK being primarily responsible for the day-to-day management of the Fund, DMC may seek investment advice and recommendations from MIMAK and DMC may also permit MIMAK to execute Fund security trades on behalf of DMC and exercise investment discretion for securities in certain markets where DMC believes it will be beneficial to utilize MIMAK’s specialized market knowledge. DMC has entered into a separate sub-advisory agreement with MIMAK and compensates MIMAK out of the investment advisory fees it receives from the Fund (the “MIMAK Sub-Advisory Agreement”). There will be no increase in the advisory fees paid by the Fund to DMC as a consequence of the appointment of MIMAK and the implementation of the MIMAK Sub-Advisory Agreement. The MIMAK Sub-Advisory Agreement with the Fund was effective on or about October 30, 2024, and MIMAK began sub-advising the Fund beginning on or about October 30, 2024.

MIMAK serves as sub-advisor for the fixed income funds within the Delaware Funds by Macquarie (to be renamed Macquarie Funds on or about December 31, 2024), however, the Fund is a fund-of-funds and MIMAK does not provide asset allocation services to any other retail fund-of-funds.

The names and principal occupations of the principal executive officers and/or directors of MIMAK are listed below. The address of each principal executive officer and/or director listed below, as it relates to the person’s position with MIMAK, is Kaerntner Strasse 28, 1010 Vienna, Austria:

Name	Position
Rene Kreisl	Chief Compliance Officer and Director
Gerhard Aigner	Chief Executive Officer and Director
Stefan Lӧwenthal	Director

APPROVAL OF THE SUB-ADVISOR

The Sub-Advisory Agreement between DMC and MIMAK to allow the Sub-Advisor to provide certain sub-advisory services to the Fund, was approved by the Board.  Under the Sub-Advisory Agreement, and in accordance with applicable laws and regulations, the Sub-Advisor agrees to provide the Manager with all books and records relating to the transactions they execute and render for presentation to the Board such reports as the Board may reasonably request.  The Sub-Advisory Agreement provides that DMC will pay fees not to exceed 0.06% to the Sub-Advisor in the aggregate for services provided to the Fund.

The Sub-Advisory Agreement may be terminated at any time, without the payment of a penalty, by:  (i) the Manager with written notice to the Sub-Advisor; (ii) the Trust pursuant to action by the Board or pursuant to the vote of a majority of the outstanding voting securities of the Fund, with written notice to the Sub-Advisor; or (iii) the Sub-Advisor with written notice to the Manager and the Trust, each on not less than 60 days’ notice to the required parties.

The Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties, the Sub-Advisor, any of its affiliates, or any of its controlling persons, members, officers, directors, employees or agents, will not be liable for any action or omission connected with rendering services, or for any losses that may be sustained in connection with its activities as Sub-Advisor to the Fund.

THE MANAGER’S RECOMMENDATION AND THE BOARD’S CONSIDERATIONS REGARDING THE SUB-ADVISORY AGREEMENT

At the Meeting, the Board, including the Independent Trustees, approved the termination of the Fund’s former sub-advisor, Wilshire, and the appointment of MIMAK to provide sub-advisory services to the Fund beginning on or about October 30, 2024. In reaching the decision to approve the Sub-Advisory Agreement, the

Board considered and reviewed information about MIMAK, including its personnel, operations, and financial condition, which had previously been provided by the Sub-Advisor. The Board also reviewed material furnished by DMC, including: a memorandum from DMC reviewing the Sub-Advisory Agreement and the various services proposed to be rendered by MIMAK; information concerning MIMAK’s organizational structure and the experience of their key investment management personnel; relevant performance information provided with respect to MIMAK; and a copy of the Sub-Advisory Agreement.

In considering such information and materials, the Independent Trustees received assistance and advice from and met separately with independent counsel. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s decision. This discussion of the information and factors considered by the Board (as well as the discussion above) is not intended to be exhaustive, but rather summarizes certain factors considered by the Board. In view of the wide variety of factors considered, the Board did not, unless otherwise noted, find it practicable to quantify or otherwise assign relative weights to the following factors. In addition, individual Trustees may have assigned different weights to various factors.

Nature, extent, and quality of services. In considering the nature, extent, and quality of the services to be provided by MIMAK, the Board reviewed the asset allocation services to be provided by MIMAK pursuant to the Sub-Advisory Agreement as described in the memorandum and at the Meeting. The Board reviewed materials provided by MIMAK regarding the experience and qualifications of the personnel who will be responsible for providing asset allocation services to the Fund. The Board also considered the Advisor’s experience with MIMAK with respect to the asset   allocation services MIMAK provides to other funds within the Delaware Funds Complex as well as other information about MIMAK previously provided to the Board. Based upon these considerations, the Board was satisfied with the nature and quality of the overall services to be provided by MIMAK to the Fund and its shareholders and was confident in the abilities of MIMAK to provide quality services to the Fund and its shareholders.

Sub-advisory fee. The Board considered that DMC would pay MIMAK a sub-advisory fee based on the extent to which MIMAK provides services to the Fund as described in the Sub-Advisory Agreement. In considering the appropriateness of the sub-advisory fee, the Board also reviewed and considered the fee in light of the nature, extent, and quality of the sub-advisory services to be provided by MIMAK. The Board noted that the sub-advisory fee will be paid by DMC to MIMAK and will not be an additional fee borne by the Fund, and that the management fee paid by the Fund to DMC would stay the same at current asset levels. The Board considered the proposed fee arrangement in light of the business relationships between DMC and MIMAK.

Investment performance. In regard to the appointment of MIMAK as sub-advisor for the Fund, the Board considered MIMAK’s performance providing asset allocation and/or investment services to other funds within the Delaware Funds Complex.

Profitability, economies of scale and fall out benefits. The Board noted that MIMAK had not yet begun to provide services to the Fund, but it had received estimated profitability information for DMC and that MIMAK may receive potential fall-out benefits derived from its relationship to the Fund, such as soft dollar arrangements. The Board considered the potential benefits to DMC and MIMAK, including marketing a global approach on the portfolio management of its investment strategies. The Board also noted that economies of scale are shared with the Fund and its shareholders through investment management fee breakpoints in DMC’s fee schedule for the Fund so that as the Fund grows in size, its effective investment management fee rates decline.

GENERAL INFORMATION

Distributor

The Fund’s distributor and principal underwriter, Delaware Distributors, L.P. (“Distributor”), located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, serves as the national distributor of the Trust’s shares under a Distribution Agreement dated April 30, 2021. The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution. The Distributor is an indirect subsidiary of MMHI, and, therefore, of Macquarie. The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Fund are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers or directly by contacting the Distributor or the Trust. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator, and Accountant

Delaware Investments Fund Services Company (“DIFSC”), located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, serves as the Trust’s shareholder servicing, dividend disbursing, and transfer agent. DIFSC is an affiliate of the Manager, and is an indirect subsidiary of MMHI and, therefore, of Macquarie.

The Bank of New York Mellon, located at 240 Greenwich Street, New York, NY 10286-0001, provides fund accounting and financial administration services to the Fund. Those services include performing functions related to calculating the Fund’s net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers

During the last fiscal year, the Fund did not pay any commissions to any affiliated broker.

Shares Outstanding

As of the Record Date, the number of shares outstanding for each class of shares of the Fund was as follows:

Class A:	47,961,881.599
Class C:	314,161.229
Class I (to be renamed Institutional Class on or about November 15, 2024):	10,974,097.857
Class R6:	6,160.300

Record of Beneficial Ownership

As of September 30, 2024, the Manager believes that there were no beneficial owners holding 5% or more of the total outstanding shares of any Class of the Fund other than those listed on Exhibit A.  As of September 30, 2024, the Manager believes that the Fund’s officers and Trustees directly owned less than 1% of the outstanding shares of any Class of the Fund.

Householding

Only one copy of the Notice may be mailed to households, even if more than one person in a household is a shareholder of record of the Fund as of the Record Date, unless the Trust has received instructions to the contrary. Additional copies of the Notice or copies of the Information Statement may be obtained, without charge, by contacting your financial intermediary or calling 800 523-1918. If you do not want the mailing of the Notice or the Information Statement, as applicable, to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary, or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent.

Financial Information

Shareholders can obtain a copy of the Fund’s most recent Annual and Semiannual Reports, without charge, by contacting your financial intermediary or calling 800 523-1918.

Regulatory Proceeding
On September 19, 2024, the US Securities and Exchange Commission (SEC) announced that Macquarie Investment Management Business Trust (MIMBT), of which Delaware Management Company (Manager) is a series, had entered into a settlement agreement with the SEC consenting to an order (Settlement Order) relating to a legacy investment strategy, the Absolute Return Mortgage-Backed Securities Strategy (ARMBS Strategy). MIMBT no longer offers the ARMBS Strategy. MIMBT agreed to the Settlement Order without admitting or denying the SEC’s findings.

Under the Settlement Order, the SEC found that, between January 2017 and April 2021 (Period): (i) MIMBT valued certain collateralized mortgage-backed obligations (CMOs) at inflated prices; (ii) MIMBT executed dealer-interposed and internal cross trades of those CMOs between registered investment company clients and other clients at prices that deviated from market prices; (iii) certain disclosures of MIMBT relating to performance, valuation, liquidity and cross trading contained false and misleading statements and omissions; and (iv) MIMBT failed to implement policies and procedures relating to valuation, conflicts of interest and cross trades.

As part of the settlement, MIMBT was ordered to cease and desist from committing or causing any violations of certain statutory provisions and SEC rules. A copy of the Settlement Order is available on the SEC’s website at https://www.sec.gov/files/litigation/admin/2024/ia-6709.pdf.

MIMBT expects to make payments prior to December 31, 2024 to the following Funds in connection with cross trades and valuation of CMOs during the Period (collectively, CMO Funds):

•	Delaware Limited-Term Diversified Income Fund
•	Delaware Diversified Income Fund*
•	Delaware Strategic Income Fund*
•	Delaware Wealth Builder Fund*

*MIMBT expects to make payments to the Fund in connection with cross trades and valuation of CMOs involving other funds that have since been reorganized into the Fund.

MIMBT has been ordered to pay a civil penalty to the SEC, as well as disgorgement of management fees in respect of the CMO Funds relating to the Period and interest. The SEC may in its discretion make payments to shareholders of the CMO Funds and shareholders of certain predecessor funds pursuant to a Fair Fund. If the SEC creates a Fair Fund, information regarding the operation of the Fair Fund will be made available to eligible shareholders.

EXHIBIT A

As of September 30, 2024, management believes the following shareholders held of record 5% or more of the outstanding shares of the Fund:

Class A
Name and Address of Beneficial Owner	Total Share Balance	Percentage of the Class
LPL FINANCIAL OMNIBUS CUSTOMER ACCOUNT ATTN LINDSAY OTOOLE 4707 EXECUTIVE DRIVE SAN DIEGO CA 92121	44,136,284.755	90.79%

Class C
Name and Address of Beneficial Owner	Total Share Balance	Percentage of the Class
LPL FINANCIAL OMNIBUS CUSTOMER ACCOUNT ATTN LINDSAY OTOOLE 4707 EXECUTIVE DRIVE SAN DIEGO CA 92121	311,482.533	97.45%

Class I (to be renamed Institutional Class on or about November 15, 2024)
Name and Address of Beneficial Owner	Total Share Balance	Percentage of the Class
LPL FINANCIAL OMNIBUS CUSTOMER ACCOUNT ATTN LINDSAY OTOOLE 4707 EXECUTIVE DRIVE SAN DIEGO CA 92121	9,906,469.579	87.85%

Class R6
Name and Address of Beneficial Owner	Total Share Balance	Percentage of the Class
CHARLES SCHWAB & CO INC SPECIAL CUSTODY ACCT FBO CUSTOMERS ATTN MUTUAL FUNDS 211 MAIN ST SAN FRANCISCO CA 94105	6,160.300	100.00%

IVY FUNDS
Macquarie Global Allocation Fund
(formerly, Delaware Ivy Wilshire Global Allocation Fund)
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

NOTICE OF INTERNET AVAILABILITY
OF INFORMATION STATEMENT

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet or by mail relating to the Ivy Funds (the “Trust”) on behalf of the series listed above (the “Fund”). We encourage you to access and review all of the important information contained in the Information Statement, available online at: delawarefunds.com/literature.

The Information Statement details the recent transition of day-to-day management of the Fund to the global multi-asset team (the “Global Multi-Asset team”), replacing the former sub-advisor to the Fund, Wilshire Advisors LLC on or about October 30, 2024. In addition, the Information Statement details the approval of sub-advisor, Macquarie Investment Management Austria Kapitalanlage AG (“MIMAK”), to reflect the locations of other members of the Global Multi-Asset team to provide sub-advisory services to the Fund beginning on or about October 30, 2024. The Global Multi-Asset team consists of personnel across multiple jurisdictions, including a US-based portfolio manager who provide services under Delaware Management Company (“DMC” or the “Manager”), as well as portfolio managers located in Austria (MIMAK). A more detailed description of MIMAK and its business; information about the sub-advisory agreement with MIMAK; and the reasons the Board of Trustees (the “Board”) of the Trust approved MIMAK as sub-advisor are included in the Information Statement. MIMAK is an affiliate of DMC, the investment manager to each series of the Trust, including the Fund.

The Manager employs a “manager of managers” arrangement in managing the assets of the Trust.  In connection therewith, the Trust and the Manager have received an exemptive order from the US Securities and Exchange Commission (the “SEC Order”), which permits the Manager, with the approval of the Board, to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval.

Pursuant to the SEC Order, this Notice of Internet Availability of Information Statement is being mailed beginning on or about October 30, 2024 to shareholders of record of the Fund as of October 28, 2024. The full Information Statement is available on the Fund’s website at delawarefunds.com/literature until at least January 31, 2025.  A paper or e-mail copy of the full Information Statement may be obtained, without charge, by contacting your financial intermediary or calling 800 523-1918.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.